Exhibit 5.1
JW
ATTORNEYS & COUNSELORS
112 East Pecan Street, Suite 2100
San Antonio, TX 78205
(210) 978-7700, Fax (210) 978-7790	JACKSON WALKER L.L.P.
www.jw.com

April 24, 2013
Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, Texas 78258

Re:	Registration Statement on Form S-8 for the Abraxas Petroleum Corporation Abraxas Petroleum Corporation 401(K) Profit Sharing Plan

Gentlemen:

We have acted as counsel to Abraxas Petroleum Corporation (the “Company”) in connection with the preparation for filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 300,000 shares (the “Shares”) of the common stock, par value $.01 per share (“Common Stock”), of the Company.  The Shares are issuable pursuant to Abraxas Petroleum Corporation 401(K) Profit Sharing Plan (the “Plan”).

We have examined such corporate records, documents, instruments and certificates of the Company as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as copies or originals.

Based upon the foregoing, we are of the opinion that the Shares will have been duly authorized and legally issued and will constitute fully paid and nonassessable shares of Common Stock of the Company when issued in accordance with the Plan.

We express no opinion other than as to the federal laws of the United States of America, the laws of the State of Texas and the State of New York and Chapter 78 of the Nevada Revised Statutes.  However, we are not members of the bar of the State of Nevada.  Our knowledge of Chapter 78 of the Nevada Revised Statutes is derived from a reading of those statutes without consideration of any judicial or administrative interpretations thereof.  For purposes of this opinion letter, we have assumed that the laws of the State of and Nevada and any other applicable jurisdictions are identical to the laws of the State of Texas.

This opinion letter is limited to the matters expressly stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein.  The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 17 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.  This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ JACKSON WALKER L.L.P.